UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER

Item 8.01 Other Information

On March 10, 2013 the Board of Directors entered into and ratified a Teaming Agreement (the “Agreement”) with Forex Direct Trading LLC, dba Semper Pacific Wealth Strategies of San Diego, California (hereinafter referred to as “SPWS”, “SemPac” or “Semper Pacific”). This Agreement is in accordance with and in support of the Company’s (“the Company”), or (“EWSI”) expansion strategy as listed in the Company’s 2013 Business Plan. This Agreement gives both companies the ability to extend its service into geographical locations in which they don’t presently operate.

EWSI and SPWS have resolved to enter into this Agreement as a joint cooperation to develop customer relations, which may need servicing through the expertise of the other party, in locations around the world as well as to market their joint and individual services.  This Agreement will enable both parties to provide the operational support for their customer initiatives to the other party.  SPWS is planning to implement certain services that may be complemented by being able to offer end-of-life electronics services of the type delivered by EWSI with the objective of providing the highest standards of recycling, refurbishing, and /or reselling of these assets, but only in keeping with the customer's requirements, for either reuse or scrap. No landfilling and no export of hazardous materials will be allowed. All data will also be destroyed to satisfy customer requirements and to satisfy EWSI's and SPWS’s own high-end standards.

A Copy of the Teaming Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing descriptions of the Teaming Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Teaming Agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

None

EXHIBITS:

20.1	2013 Business Plan Summary (included by reference to the Company’s 8K filing of January 9, 2013)

99.1	EWSI / SWS Teaming Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    March 14, 2013